GAMING AND LEISURE PROPERTIES REPORTS RECORD SECOND QUARTER 2023 RESULTS AND UPDATES 2023 FULL YEAR GUIDANCE

WYOMISSING, PA — July 27, 2023 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or the “Company”) today announced financial results for the quarter ended June 30, 2023.

Financial Highlights

	Three Months Ended June 30,
(in millions, except per share data)	2023	2022
Total Revenue	$356.6	$326.5
Income from Operations	$238.3	$237.1
Net Income	$160.1	$155.8
FFO (1) (4)	$225.4	$215.3
AFFO (2) (4)	$250.4	$231.6
Adjusted EBITDA (3) (4)	$325.5	$307.6
Net income, per diluted common share and OP units(4)	$0.59	$0.61
FFO, per diluted common share and OP units (4)	$0.83	$0.84
AFFO, per diluted common share and OP units (4)	$0.92	$0.91

(1)  Funds from Operations ("FFO") is net income, excluding (gains) or losses from dispositions of property, net of tax and real estate depreciation as defined by NAREIT.

(2) Adjusted Funds From Operations ("AFFO") is FFO, excluding, as applicable to the particular period, stock based compensation expense; the amortization of debt issuance costs, bond premiums and original issuance discounts; other depreciation; amortization of land rights; accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; impairment charges; straight-line rent adjustments; losses on debt extinguishment; and provision (benefit) for credit losses, net, reduced by capital maintenance expenditures.

(3)  Adjusted EBITDA is net income, excluding, as applicable to the particular period, interest, net; income tax expense; real estate depreciation; other depreciation; (gains) or losses from dispositions of property, net of tax; stock based compensation expense, straight-line rent adjustments, amortization of land rights, accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; impairment charges; losses on debt extinguishment and provision (benefit) for credit losses, net.

(4)  Metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests.

Peter Carlino, Chairman and Chief Executive Officer of GLPI, commented, "Our strong tenant relationships with the industry’s top regional gaming operators and the general resiliency of gaming revenue drove another period of record quarterly results. On an operating basis, second quarter total revenue rose 9.2% to $356.6 million compared to the second quarter in 2022. Our second quarter financial growth reflects GLPI’s long-term expansion and diversification as a landlord with six tenants with 59 properties across 18 states, including eight new properties added in 2022 and in early 2023 with The Cordish Companies and Bally's Corporation, which are expected to benefit results in the second half of 2023 and beyond. Our opportunistic approach to portfolio expansion and concurrent focus on strong capital returns and yields for our shareholders is highlighted by our second quarter 2023 dividend of $0.72 per share, up from $0.705 per share in the year-ago period.

“Our pipeline of opportunities with both prospective and current tenants is robust and we believe there are near- and longer-term cases for GLPI to further support tenants with innovative financing, capital and development structures in an accretive, prudent manner. This operating strategy has driven stable, visible growth of our rental cash flows and AFFO, for ten years, enabling GLPI to consistently increase capital returns to shareholders through increased quarterly and special cash dividends.

“A highlight of the quarter -- which clearly highlights GLPI’s unique growth positioning with current tenants, was our entry into a letter of intent in May with Bally’s and Major League Baseball’s Oakland Athletics, or the A’s, to develop an integrated casino within a new 30,000-seat Las Vegas stadium for the team at our 35-acre Tropicana site. GLPI intends to commit to up to $175 million of funding for construction costs and may have the opportunity to provide additional construction financing under certain circumstances. In June, the Nevada legislature approved public funding for the A’s Las Vegas stadium paving the way for the stadium project at the site and the ultimate re-development of the Tropicana Las Vegas. The letter of intent provides that the transaction will be subject to customary approvals and other conditions, including a requisite relocation approval from Major League Baseball on or before December 1, 2023.

“We expect to deliver continued record results over the balance of 2023 reflecting our recent portfolio expansions, recently completed transactions and contractual rent escalators. Our disciplined capital investment approach, combined with our focus on stable and resilient regional gaming markets, supports our confidence that the Company is well positioned to further grow our cash dividend and drive long-term shareholder value.”

Recent Developments

•On May 13, 2023, the Company, Tropicana Las Vegas, Inc., a Nevada corporation and wholly owned subsidiary of Bally’s Corporation (NYSE: BALY) (“Bally’s”), and Athletics Holdings LLC (“Athletics”), which owns the Major League Baseball (“MLB”) team currently known as the Oakland Athletics (the “Team”), entered into a binding letter of intent (the "LOI") setting forth the terms for developing a stadium that would serve as the home venue for the Team (the “Stadium”). The Stadium is expected to complement the potential resort redevelopment envisioned at our 35-acre property in Clark County, Nevada (the “Tropicana Site”), owned indirectly by GLPI through its indirect subsidiary Tropicana Land LLC, a Nevada limited liability company, and leased by GLPI to Bally’s pursuant to that certain Ground Lease dated as of September 26, 2022 (the “Original Ground Lease”). The LOI allows for Athletics to be granted fee ownership by GLPI of approximately 9 acres of the Tropicana Site for construction of the Stadium. The LOI provides that following the Stadium site transfer, there will be no reduction in the rent obligations of Bally’s on the remaining portion of the Tropicana Site or other modifications to the Original Ground Lease, and that to the extent GLPI has any consent or approval rights under the Original Ground Lease, such rights shall remain enforceable unless expressly modified in writing in the definitive documents. Bally's and GLPI are agreeing to provide the Stadium site transfer in exchange for the benefits that the Stadium is expected to bring to the Tropicana Site. The LOI provides that the Athletics shall pay all the costs associated with the design, development, and construction of the Stadium and Bally’s shall pay all costs for the redevelopment of the casino and hotel resort amenities. GLPI is expected to commit to up to $175 million of funding for hard construction costs, such as demolition and site preparation and build out of minimum public spaces needed for utilization of the Stadium (including, without limitation, a food, beverage and retail entrance plaza and structured parking). The LOI provides that during the development period, rent will be due at 8.5% of what has been funded, provided that the first $15.0 million advanced for the costs of construction of the food, beverage and retail entrance plaza shall not be subject to increased rent. GLPI may have the opportunity to fund additional amounts of the construction under certain circumstances. In addition, the LOI provides that the transaction will be subject to customary approvals and other conditions, including, without limitation, the approval of the MLB owners to relocate the Team on or before December 1, 2023, and certain approvals by the Nevada Gaming Control Board and Nevada Gaming Commission.

•On January 13, 2023, the Company called for redemption of all of its $500 million, 5.375% Senior Notes (the "Notes") due in 2023. GLPI redeemed all of the Notes on February 12, 2023 (the "Redemption Date") for $507.5 million which represented 100% of the principal amount of the Notes plus accrued interest through the Redemption Date. GLPI funded the redemption of the Notes primarily from cash on hand as well as through the settlement of the Company's forward sale agreement which resulted in net proceeds of $64.6 million through the issuance of 1,284,556 shares.

•On January 3, 2023, the Company completed its previously announced acquisition from Bally's of the real property assets of Bally's Tiverton and Hard Rock Hotel & Casino Biloxi for total consideration of $635 million, inclusive of approximately $15 million in the form of OP units. These properties were added to the Company's existing Master Lease with Bally's. The initial rent for the lease was increased by $48.5 million on an annualized basis, subject to contractual escalations based on the Consumer Price Index ("CPI"), with a 1% floor and a 2% ceiling, subject to CPI meeting a 0.5% threshold.

In connection with the closing, a $200 million deposit funded by GLPI in September 2022 was returned to the Company along with a $9.0 million transaction fee that was accounted for as a reduction of the purchase price of the assets acquired with no earnings impact. Concurrent with the closing, GLPI borrowed $600 million under its previously structured delayed draw term loan.

GLPI continues to have the option, subject to receipt by Bally's of required consents to acquire the real property assets of Bally's Twin River Lincoln Casino Resort in Lincoln, RI prior to December 31, 2026, for a purchase price of $771 million which, if consummated, would result in additional initial rent of $58.8 million.

•Effective January 1, 2023, the Company completed the creation of a new master lease (the "PENN 2023 Master Lease") with PENN Entertainment, Inc. (NASDAQ: PENN) ("PENN") for seven of PENN's current properties. The Company and PENN also agreed to a funding mechanism to support PENN's relocation and development opportunities at several properties included in the PENN 2023 Master Lease.

The original PENN Master Lease was amended (the "Amended PENN Master Lease") to remove PENN's properties in Aurora and Joliet, Illinois, Columbus and Toledo, Ohio, and Henderson, Nevada. Those properties were added to the PENN 2023 Master Lease. In addition, the existing leases for the Hollywood Casino at The Meadows in Pennsylvania and Hollywood Casino Perryville in Maryland were terminated and these properties were transferred to the PENN 2023 Master Lease. GLPI agreed to fund up to $225 million for the relocation of PENN's riverboat casino in Aurora at a 7.75% cap rate. GLPI also agreed to fund, at PENN's election, up to an additional $350 million for the relocation of Hollywood Casino Joliet as well as the construction of a hotel at Hollywood Casino Columbus and a second hotel tower at the M Resort Spa Casino in Henderson, Nevada, at the then current market rates.

The terms of the PENN 2023 Master Lease and the Amended PENN Master Lease are substantially similar to the original PENN Master Lease with the following key differences;

•The PENN 2023 Master Lease is cross-defaulted and co-terminus with the Amended PENN Master Lease;
•The annual rent for the PENN 2023 Master Lease is $232.2 million in base rent which is fixed with annual escalation of 1.50%, with the first escalation occurring for the lease year beginning on November 1, 2023; and,
•The annual rent for the Amended PENN Master Lease is $284.1 million, consisting of $208.2 million of building base rent, $43.0 million of land base rent, and $32.9 million of percentage rent.

Dividends
On June 1, 2023, the Company's Board of Directors declared the second quarter dividend of $0.72 per share on the Company's common stock. The dividend was paid on June 30, 2023 to shareholders of record on June 16, 2023. The second quarter 2022 dividend was $0.705 per share on the Company's common stock.

2023 Guidance

Reflecting the current operating and competitive environment, the Company is updating its AFFO guidance for the full year 2023 based on the following assumptions and other factors:

•The guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, future capital markets activity, or other future non-recurring transactions.
•The guidance assumes there will be no material changes in applicable legislation, regulatory environment, world events, including a new pandemic outbreak, weather, recent consumer trends, economic conditions, oil prices, competitive landscape or other circumstances beyond our control that may adversely affect the Company's results of operations.
•We anticipate that annual rent under the Casino Queen Master Lease will increase by approximately $6.4 million upon the completion of the current landside development project that was funded by GLPI at a project cost of approximately $78 million which is anticipated to open in late August 2023. This will increase rent in 2023 by approximately $2.1 million.
•We anticipate that annual percentage rent will decline by approximately $5.0 million to $6.0 million and annual building base rent will increase by $4.2 million on the Amended Penn Master Lease effective November 1, 2023, resulting in an overall reduction to the Company's 2023 rental income of between $0.1 million and $0.3 million.

The Company estimates AFFO for the year ending December 31, 2023 will be between $994 million and $999 million, or between $3.66 and $3.68 per diluted share and OP units. GLPI's prior guidance contemplated AFFO for the year ending December 31, 2023 of between $984 million and $997 million, or between $3.63 and $3.67 per diluted share and OP units.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, provision for credit losses, net, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses, net, under ASU No. 2016-13 - Financial Instruments - Credit Losses ("ASC 326") in future periods. The non-cash change in the provision for credit losses under ASC 326 with respect to future periods is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including the performance and future outlook of our tenant's operations for our leases that are accounted for as investment in leases, financing receivables, as well as broader macroeconomic factors and future predictions of such factors. As a result, forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Portfolio Update

GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements. As of June 30, 2023, GLPI's portfolio consisted of interests in 59 gaming and related facilities, including, the real property associated with 34 gaming and related facilities operated by PENN, the real property associated with 7 gaming and related facilities operated by Caesars Entertainment, Inc. (NASDAQ: CZR) ("Caesars"), the real property associated with 4 gaming and related facilities operated by Boyd Gaming Corporation (NYSE: BYD) ("Boyd"), the real property associated with 9 gaming and related facilities operated by Bally's, the real property associated with 3 gaming and related facilities operated by The Cordish Companies and the real property associated with 2 gaming and related facilities operated by Casino Queen. These facilities are geographically diversified across 18 states and contain approximately 30.2 million square feet of improvements.

Conference Call Details

The Company will hold a conference call on July 28, 2023, at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 1-877/407-0784
International: 1-201/689-8560

Conference Call Playback:
Domestic: 1-844/512-2921
International: 1-412/317-6671
Passcode: 13739832
The playback can be accessed through Friday, August 4, 2023.

Webcast
The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary software. A replay of the call will also be available for 90 days thereafter on the Company’s website.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Rental income	$319,236	$289,574	$637,204	$577,351
Interest income from investment in leases, financing receivables	37,353	36,939	74,599	64,128
Total income from real estate	356,589	326,513	711,803	641,479

Operating expenses
Land rights and ground lease expense	11,892	11,720	23,906	25,424
General and administrative	12,639	12,212	29,089	27,944
Gains from dispositions	—	—	—	(51)
Impairment charge on land	—	3,298	—	3,298
Depreciation	65,731	59,964	131,285	119,093
Provision for credit losses, net	28,052	2,222	22,399	28,878
Total operating expenses	118,314	89,416	206,679	204,586
Income from operations	238,275	237,097	505,124	436,893

Other income (expenses)
Interest expense	(79,371)	(78,257)	(160,731)	(156,179)
Interest income	1,273	102	5,528	124
Losses on debt extinguishment	—	(2,189)	(556)	(2,189)
Total other expenses	(78,098)	(80,344)	(155,759)	(158,244)

Income before income taxes	160,177	156,753	349,365	278,649
Income tax expense	40	966	558	1,170
Net income	$160,137	$155,787	$348,807	$277,479
Net income attributable to non-controlling interest in the Operating Partnership	(4,507)	(4,473)	$(9,826)	(6,897)
Net income attributable to common shareholders	$155,630	$151,314	$338,981	$270,582

Earnings per common share:
Basic earnings attributable to common shareholders	$0.59	$0.61	$1.29	$1.09
Diluted earnings attributable to common shareholders	$0.59	$0.61	$1.29	$1.09

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Current Year Revenue Detail
(in thousands) (unaudited)

Three Months Ended June 30, 2023	Building base rent	Land base rent	Percentage rent	Total cash income	Straight-line rent adjustments	Ground rent in revenue	Accretion on financing leases	Other rental revenue	Total income from real estate
Amended PENN Master Lease	$52,048	$10,759	$7,651	$70,458	$(3,273)	$583	$—	$—	$67,768
PENN 2023 Master Lease	58,042	—	—	58,042	6,492	—	—	(64)	64,470
Amended Pinnacle Master Lease	59,883	17,814	7,164	84,861	1,858	2,020	—	—	88,739
PENN Morgantown Lease	—	772	—	772	—	—	—	—	772
Caesars Master Lease	15,824	5,932	—	21,756	2,394	378	—	—	24,528
Horseshoe St. Louis Lease	5,845	—	—	5,845	471	—	—	—	6,316
Boyd Master Lease	19,937	2,947	2,565	25,449	574	432	—	—	26,455
Boyd Belterra Lease	705	474	472	1,651	151	—	—	—	1,802
Bally's Master Lease	25,538	—	—	25,538	—	2,698	—	—	28,236
Maryland Live! Lease	18,750	—	—	18,750	—	2,127	3,345	—	24,222
Pennsylvania Live! Master Lease	12,500	—	—	12,500	—	311	2,204	—	15,015
Casino Queen Master Lease	5,557	—	—	5,557	84	—	—	—	5,641
Tropicana Las Vegas Lease	—	2,625	—	2,625	—	—	—	—	2,625
Total	$274,629	$41,323	$17,852	$333,804	$8,751	$8,549	$5,549	$(64)	$356,589

Six Months Ended June 30, 2023	Building base rent	Land base rent	Percentage rent	Total cash income	Straight-line rent adjustments	Ground rent in revenue	Accretion on financing leases	Other rental revenue	Total income from real estate
Amended PENN Master Lease	$104,097	$21,518	$15,336	$140,951	$(6,547)	$1,178	$—	$—	$135,582
PENN 2023 Master Lease	116,085	—	—	116,085	12,984	—	—	(80)	128,989
Amended Pinnacle Master Lease	118,978	35,628	14,328	168,934	3,716	4,025	—	—	176,675
PENN Morgantown Lease	—	1,545	—	1,545	—	—	—	—	1,545
Caesars Master Lease	31,648	11,864	—	43,512	4,788	756	—	—	49,056
Horseshoe St. Louis Lease	11,689	—	—	11,689	943	—	—	—	12,632
Boyd Master Lease	39,612	5,893	5,131	50,636	1,148	781	—	—	52,565
Boyd Belterra Lease	1,400	947	944	3,291	303	—	—	—	3,594
Bally's Master Lease	50,653	—	—	50,653	—	5,614	—	—	56,267
Maryland Live! Lease	37,500	—	—	37,500	—	4,240	6,632	—	48,372
Pennsylvania Live! Master Lease	25,000	—	—	25,000	—	633	4,361	—	29,994
Casino Queen Master Lease	11,114	—	—	11,114	168	—	—	—	11,282
Tropicana Las Vegas Lease	—	5,250	—	5,250	—	—	—	—	5,250
Total	$547,776	$82,645	$35,739	$666,160	$17,503	$17,227	$10,993	$(80)	$711,803

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$160,137	$155,787	$348,807	$277,479
(Gains) losses from dispositions of property, net of tax	—	—	—	(51)
Real estate depreciation	65,255	59,494	130,339	118,153
Funds from operations	$225,392	$215,281	$479,146	$395,581
Straight-line rent adjustments	(8,751)	3,066	(17,503)	1,523
Other depreciation	476	470	946	940
Provision (benefit) for credit losses, net	28,052	2,222	22,399	28,878
Amortization of land rights	3,289	3,290	6,579	9,280
Amortization of debt issuance costs, bond premiums and original issuance discounts	2,405	2,479	4,906	5,250
Stock based compensation	5,013	4,308	12,820	11,908
Impairment charge on land	—	3,298	—	3,298
Losses on debt extinguishment	—	2,189	556	2,189
Accretion on investment in leases, financing receivables	(5,549)	(5,140)	(10,993)	(8,865)
Non-cash adjustment to financing lease liabilities	116	115	225	239
Capital maintenance expenditures (1)	—	(21)	(8)	(36)
Adjusted funds from operations	$250,443	$231,557	$499,073	$450,185
Interest, net (2)	77,428	77,490	153,872	154,720
Income tax expense	40	966	558	1,170
Capital maintenance expenditures (1)	—	21	8	36
Amortization of debt issuance costs, bond premiums and original issuance discounts	(2,405)	(2,479)	(4,906)	(5,250)
Adjusted EBITDA	$325,506	$307,555	$648,605	$600,861

Net income, per diluted common share and OP units	$0.59	$0.61	$1.29	$1.09
FFO, per diluted common share and OP units	$0.83	$0.84	$1.77	$1.55
AFFO, per diluted common share and OP units	$0.92	$0.91	$1.84	$1.77

Weighted average number of common shares and OP units outstanding
Diluted common shares	263,400,006	248,361,281	263,029,150	248,321,517
OP units	7,653,326	7,366,683	7,650,159	6,382,945
Diluted common shares and OP units	271,053,332	255,727,964	270,679,309	254,704,462

(1) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

(2) Current year amount excludes non-cash interest expense gross up related to the ground lease for the Live! Maryland property.

Reconciliation of Cash Net Operating Income
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Adjusted EBITDA	$325,506	$648,605
General and administrative expenses	12,639	29,089
Stock based compensation	(5,013)	(12,820)
Cash net operating income (1)	$333,132	$664,874

(1) Cash net operating income is rental and other property income less cash property level expenses.

Gaming and Leisure Properties, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
Assets
Real estate investments, net	$8,238,398	$7,707,935
Investment in leases, financing receivables, net	1,891,789	1,903,195
Right-of-use assets and land rights, net	844,627	834,067
Cash and cash equivalents	9,450	239,083
Other assets	47,673	246,106
Total assets	$11,031,937	$10,930,386

Liabilities
Accounts payable and accrued expenses	$5,084	$6,561
Accrued interest	80,651	82,297
Accrued salaries and wages	3,795	6,742
Operating lease liabilities	199,060	181,965
Financing lease liabilities	54,017	53,792
Long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts	6,248,838	6,128,468
Deferred rental revenue	307,271	324,774
Other liabilities	30,347	27,691
Total liabilities	6,929,063	6,812,290

Equity
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued or outstanding at June 30, 2023 and December 31, 2022)	—	—
Common stock ($.01 par value, 500,000,000 shares authorized, 262,640,178 and 260,727,030 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively)	2,626	2,607
Additional paid-in capital	5,651,612	5,573,567
Accumulated deficit	(1,903,326)	(1,798,216)
Total equity attributable to Gaming and Leisure Properties	3,750,912	3,777,958
Noncontrolling interests in GLPI's Operating Partnership (7,653,326 units and 7,366,683 units outstanding at June 30, 2023 and December 31, 2022, respectively)	351,962	340,138
Total equity	4,102,874	4,118,096
Total liabilities and equity	$11,031,937	$10,930,386

Debt Capitalization

The Company’s debt structure as of June 30, 2023 was as follows:

	Years to Maturity	Interest Rate	Balance
			(in thousands)
Unsecured $1,750 Million Revolver Due May 2026	2.9	6.51%	15,000
Term Loan Credit Facility due September 2027	4.2	6.57%	600,000
Senior Unsecured Notes Due September 2024	1.2	3.35%	400,000
Senior Unsecured Notes Due June 2025	1.9	5.25%	850,000
Senior Unsecured Notes Due April 2026	2.8	5.38%	975,000
Senior Unsecured Notes Due June 2028	4.9	5.75%	500,000
Senior Unsecured Notes Due January 2029	5.6	5.30%	750,000
Senior Unsecured Notes Due January 2030	6.6	4.00%	700,000
Senior Unsecured Notes Due January 2031	7.6	4.00%	700,000
Senior Unsecured Notes Due January 2032	8.6	3.25%	800,000
Other	3.2	4.78%	509
Total long-term debt			6,290,509
Less: unamortized debt issuance costs, bond premiums and original issuance discounts			(41,671)
Total long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts			6,248,838
Weighted average	4.9	4.79%

Rating Agency - Issue Rating

Rating Agency	Rating
Standard & Poor's	BBB-
Fitch	BBB-
Moody's	Ba1

Properties

Description	Location	Date Acquired	Tenant/Operator
Amended PENN Master Lease (14 Properties)
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	11/1/2013	PENN
Argosy Casino Alton	Alton, IL	11/1/2013	PENN
Hollywood Casino at Charles Town Races	Charles Town, WV	11/1/2013	PENN
Hollywood Casino at Penn National Race Course	Grantville, PA	11/1/2013	PENN
Hollywood Casino Bangor	Bangor, ME	11/1/2013	PENN
Zia Park Casino	Hobbs, NM	11/1/2013	PENN
Hollywood Casino Gulf Coast	Bay St. Louis, MS	11/1/2013	PENN
Argosy Casino Riverside	Riverside, MO	11/1/2013	PENN
Hollywood Casino Tunica	Tunica, MS	11/1/2013	PENN
Boomtown Biloxi	Biloxi, MS	11/1/2013	PENN
Hollywood Casino St. Louis	Maryland Heights, MO	11/1/2013	PENN
Hollywood Gaming Casino at Dayton Raceway	Dayton, OH	11/1/2013	PENN
Hollywood Gaming Casino at Mahoning Valley Race Track	Youngstown, OH	11/1/2013	PENN
1st Jackpot Casino	Tunica, MS	5/1/2017	PENN
PENN 2023 Master Lease (7 Properties)
Hollywood Casino Aurora	Aurora, IL	11/1/2013	PENN
Hollywood Casino Joliet	Joliet, IL	11/1/2013	PENN
Hollywood Casino Toledo	Toledo, OH	11/1/2013	PENN
Hollywood Casino Columbus	Columbus, OH	11/1/2013	PENN
M Resort	Henderson, NV	11/1/2013	PENN
Hollywood Casino at the Meadows	Washington, PA	9/9/2016	PENN
Hollywood Casino Perryville	Perryville, MD	7/1/2021	PENN
Amended Pinnacle Master Lease (12 Properties)
Ameristar Black Hawk	Black Hawk, CO	4/28/2016	PENN
Ameristar East Chicago	East Chicago, IN	4/28/2016	PENN
Ameristar Council Bluffs	Council Bluffs, IA	4/28/2016	PENN
L'Auberge Baton Rouge	Baton Rouge, LA	4/28/2016	PENN
Boomtown Bossier City	Bossier City, LA	4/28/2016	PENN
L'Auberge Lake Charles	Lake Charles, LA	4/28/2016	PENN
Boomtown New Orleans	New Orleans, LA	4/28/2016	PENN
Ameristar Vicksburg	Vicksburg, MS	4/28/2016	PENN
River City Casino & Hotel	St. Louis, MO	4/28/2016	PENN
Jackpot Properties (Cactus Petes and Horseshu)	Jackpot, NV	4/28/2016	PENN
Plainridge Park Casino	Plainridge, MA	10/15/2018	PENN
Caesars Master Lease (6 Properties)
Tropicana Atlantic City	Atlantic City, NJ	10/1/2018	CZR
Tropicana Laughlin	Laughlin, NV	10/1/2018	CZR
Trop Casino Greenville	Greenville, MS	10/1/2018	CZR
Belle of Baton Rouge	Baton Rouge, LA	10/1/2018	CZR
Isle Casino Hotel Bettendorf	Bettendorf, IA	12/18/2020	CZR
Isle Casino Hotel Waterloo	Waterloo, IA	12/18/2020	CZR
Boyd Master Lease (3 Properties)
Belterra Casino Resort	Florence, IN	4/28/2016	BYD
Ameristar Kansas City	Kansas City, MO	4/28/2016	BYD
Ameristar St. Charles	St. Charles, MO	4/28/2016	BYD
Bally's Master Lease (8 Properties)
Tropicana Evansville	Evansville, IN	06/03/2021	BALY
Dover Downs	Dover, DE	06/03/2021	BALY
Black Hawk (Black Hawk North, West and East casinos)	Black Hawk, CO	04/01/2022	BALY
Quad Cities Casino & Hotel	Rock Island, IL	04/01/2022	BALY
Bally's Tiverton Hotel & Casino	Tiverton, RI	01/03/2023	BALY
Hard Rock Casino and Hotel Biloxi	Biloxi, MS	01/03/2023	BALY
Casino Queen Master Lease (2 Properties)
Casino Queen	East St. Louis	1/23/2014	Casino Queen
Hollywood Casino Baton Rouge	Baton Rouge, LA	12/17/2021	Casino Queen

Pennsylvania Live! Master Lease (2 Properties)
Live! Casino & Hotel Philadelphia	Philadelphia, PA	3/1/2022	Cordish
Live! Casino Pittsburgh	Greensburg, PA	3/1/2022	Cordish

Single Asset Leases
Belterra Park Gaming & Entertainment Center	Cincinnati, OH	10/15/2018	BYD
Horseshoe St Louis	St. Louis, MO	10/1/2018	CZR
Hollywood Casino Morgantown	Morgantown, PA	10/1/2020	PENN
Live! Casino & Hotel Maryland	Hanover, MD	12/29/2021	Cordish
Tropicana Las Vegas	Las Vegas, NV	4/16/2020	BALY

Lease Information

		Master Leases
	PENN 2023 Master Lease	Amended PENN Master Lease	PENN Amended Pinnacle Master Lease	Caesars Amended and Restated Master Lease	BYD Master Lease	Bally's Master Lease	Casino Queen Master Lease	Pennsylvania Live! Master Lease operated by Cordish
Property Count	7	14	12	6	3	8	2	2
Number of States Represented	5	10	8	5	2	4	2	1
Commencement Date	1/1/2023	11/1/2013	4/28/2016	10/1/2018	10/15/2018	6/3/2021	12/17/2021	3/1/2022
Lease Expiration Date	10/31/2033	10/31/2033	4/30/2031	9/30/2038	04/30/2026	06/02/2036	12/17/2036	2/28/2061
Remaining Renewal Terms	15 (3x5 years)	15 (3x5 years)	20 (4x5 years)	20 (4x5 years)	25 (5x5 years)	20 (4x5 years)	20 (4X5 years)	21 (1 x 11 years, 1 x 10 years)
Corporate Guarantee	Yes	Yes	Yes	Yes	No	Yes	Yes	No
Master Lease with Cross Collateralization	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Technical Default Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.1	1.1	1.2	1.2	1.4	1.2	1.4	1.4
Competitive Radius Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	1.5% (1)	2%	2%	(2)	2%	(3)	(4)	1.75% (5)
Coverage ratio at March 31, 2023 (6)	1.96	2.34	2.10	2.32	2.76	2.49	2.43	2.20
Minimum Escalator Coverage Governor	N/A	1.8	1.8	N/A	1.8	N/A	N/A	N/A
Yearly Anniversary for Realization	November	November	May	October	May	June	December	March 2024
Percentage Rent Reset Details
Reset Frequency	N/A	5 years	2 years	N/A	2 years	N/A	N/A	N/A
Next Reset	N/A	November 2023	May 2024	N/A	May 2024	N/A	N/A	N/A

(1)    In addition to the annual escalation, a one-time annualized increase of $1.4 million occurs on November 1, 2027.

(2)    Building base rent will be increased by 1.25% annually in the 5th and 6th lease year, 1.75% in the 7th and 8th lease year, and 2% in the 9th lease year and each year thereafter.

(3)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(4)    Rent increases by 0.5% for the first six years. Beginning in the seventh lease year through the remainder of the lease term, if the CPI increases by at least 0.25% for any lease year then annual rent shall be increased by 1.25%, and if the CPI is less than 0.25% then rent will remain unchanged for such lease year.

(5)     Effective on the second anniversary of the commencement date of the lease.

(6)    Information with respect to our tenants' rent coverage over the trailing twelve months was provided by our tenants as of March 31, 2023. The PENN 2023 Master Lease and Amended Penn Master Lease were calculated on a proforma basis. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy.

Lease Information

Single Property Leases
	Belterra Park Lease operated by BYD	Horseshoe St. Louis Lease operated by CZR	Morgantown Ground Lease operated by PENN	Live! Casino & Hotel Maryland operated by Cordish	Tropicana Las Vegas Ground Lease operated by BALY
Commencement Date	10/15/2018	9/29/2020	10/1/2020	12/29/2021	9/26/2022
Lease Expiration Date	04/30/2026	10/31/2033	10/31/2040	12/31/2060	9/25/2072
Remaining Renewal Terms	25 (5x5 years)	20 (4x5 years)	30 (6x5 years)	21 (1 x 11 years, 1 x 10 years)	49 (1 x 24 years, 1 x 25 years)
Corporate Guarantee	No	Yes	Yes	No	Yes
Technical Default Landlord Protection	Yes	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.4	1.2	N/A	1.4	1.4
Competitive Radius Landlord Protection	Yes	Yes	N/A	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%	1.25% (1)	1.5% (2)	1.75% (3)	(4)
Coverage ratio at March 31, 2023 (5)	3.79	2.23	N/A	3.67	N/A
Minimum Escalator Coverage Governor	1.8	N/A	N/A	N/A	N/A
Yearly Anniversary for Realization	May	October	December	January 2024	October
Percentage Rent Reset Details
Reset Frequency	2 years	N/A	N/A	N/A	N/A
Next Reset	May 2024	N/A	N/A	N/A	N/A

(1)    For the second through fifth lease years, after which time the annual escalation becomes 1.75% for the 6th and 7th lease years and then 2% for the remaining term of the lease.

(2)    Increases by 1.5% on the opening date (which occurred on December 22, 2021) and for the first three lease years. Commencing on the fourth anniversary of the opening date and for each anniversary thereafter, if the CPI increase is at least 0.5% for any lease year, the rent for such lease year shall increase by 1.25% of rent as of the immediately preceding lease year, and if the CPI increase is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(3)     Effective on the second anniversary of the commencement date of the lease.

(4)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(5)    Information with respect to our tenants' rent coverage over the trailing twelve months was provided by our tenants as of March 31, 2023. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy.

Disclosure Regarding Non-GAAP Financial Measures

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash Net Operating Income ("Cash NOI"), which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance, which is used for a bonus metric. These metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests. The Company believes FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. Cash NOI is rental and other property income, less cash property level expenses. Cash NOI excludes depreciation, the amortization of land rights, real estate general and administrative expenses, other non-routine costs and the impact of certain generally accepted accounting principles (“GAAP”) adjustments to rental revenue, such as straight-line rent adjustments and non-cash ground lease income and expense. It is management's view that Cash NOI is a performance measure used to evaluate the operating performance of the Company’s real estate operations and provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis.

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI are non-GAAP financial measures that are considered supplemental measures for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding (gains) or losses from dispositions of property, net of tax and real estate depreciation.  We have defined AFFO as FFO excluding, as applicable to the particular period, stock based compensation expense, the amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, impairment charges, straight-line rent adjustments, losses on debt extinguishment, and (benefit) provision for credit losses, net, reduced by capital maintenance expenditures. We have defined Adjusted EBITDA as net income excluding, as applicable to the particular period, interest, net, income tax expense, real estate depreciation, other depreciation, (gains) or losses from dispositions of property, net of tax, stock based compensation expense, straight-line rent adjustments, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, impairment charges, losses on debt extinguishment, and (benefit) provision for credit losses, net. Finally, we have defined Cash NOI as Adjusted EBITDA excluding general and administrative expenses and including, as applicable to the particular period, stock based compensation expense and (gains) or losses from dispositions of property.

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI are not recognized terms under GAAP. These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as an indication of our ability to fund all of our cash needs, including to make cash distributions to our shareholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding our 2023 AFFO guidance, the Company being on track to deliver record results based on further portfolio expansion and diversification and the Company benefiting from recently completed transactions and rent escalators. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: GLPI’s belief that there are near- and longer-term cases for GLPI to further support tenants with innovative financing, capital and development structures in an accretive, prudent manner; our expectation to deliver continued record results over the balance of 2023, reflecting our recent portfolio expansions, recently completed transactions and contractual rent escalators; our expectation that our disciplined capital investment approach, combined with our focus on stable and resilient regional gaming markets, supports our confidence that the Company is well positioned to further grow our cash dividend and drive long-term shareholder value; GLPI’s ability to successfully consummate the transactions contemplated by the May 2023 LOI with Bally’s and Athletics, including the ability of the parties to satisfy the various conditions and approvals, including receipt of approvals from the MLB owners, Nevada Gaming Control Board and Nevada Gaming Commission; the effect of pandemics, such as COVID-19, on GLPI as a result of the impact such pandemics may have on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; the potential negative impact of ongoing high levels of inflation (which have been exacerbated by the armed conflict between Russia and Ukraine) on our tenants' operations, the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact
Gaming and Leisure Properties, Inc.            Investor Relations
Matthew Demchyk, Chief Investment Officer        Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900                        212/835-8500
investorinquiries@glpropinc.com                glpi@jcir.com